Exhibit 4.3

COLLATERAL AGREEMENT

dated as of

October 1, 2009

among

BLOCKBUSTER INC.,

THE SUBSIDIARIES OF BLOCKBUSTER INC.

IDENTIFIED HEREIN

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.01.	Other Defined Terms	1
SECTION 1.02.	Terms Generally	8

ARTICLE II

Security Interests in Personal Property

SECTION 2.01.	Security Interest	8
SECTION 2.02.	Representations and Warranties	10
SECTION 2.03.	Covenants	11
SECTION 2.04.	Other Actions	13
SECTION 2.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	15

ARTICLE III

Certain Provisions Regarding Securities Collateral

SECTION 3.01.	Delivery of the Pledged Securities	17
SECTION 3.02.	Representations, Warranties and Covenants	17
SECTION 3.03.	Limited Liability Company and Limited Partnership Interests	19
SECTION 3.04.	Registration in Nominee Name; Denominations	19
SECTION 3.05.	Voting Rights; Dividends and Interest	19

ARTICLE IV

Remedies

SECTION 4.01.	Remedies upon Event of Default	21
SECTION 4.02.	Application of Proceeds	23
SECTION 4.03.	Grant of License to Use Intellectual Property	24
SECTION 4.04.	Securities Act	24
SECTION 4.05.	Registration	25

ARTICLE V

Miscellaneous

SECTION 5.01.	Notices	25
SECTION 5.02.	Waivers; Amendment	25
SECTION 5.03.	Collateral Agent’s Fees and Expenses; Indemnification; Exculpatory Provisions	26

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Schedules

Schedule I	Subsidiary Guarantors
Schedule II	Pledged Securities
Schedule III	Patents, Trademarks and Copyrights
Schedule IV	Commercial Tort Claims
Schedule V	Mortgaged Property

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Copyright Security Agreement
Exhibit III	Form of Patent & Trademark Security Agreement

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COLLATERAL AGREEMENT dated as of October 1, 2009 (this “Agreement”), among BLOCKBUSTER INC., the Subsidiaries of BLOCKBUSTER INC. identified herein and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent (the “Collateral Agent”).

WHEREAS, the Grantors have entered into that certain Indenture, dated as of October 1, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Grantors and U.S. Bank National Association, as trustee (together with its successors in such capacity, the “Trustee”), on behalf of the holders (the “Noteholders”) of the Notes (as defined below) pursuant to which Blockbuster Inc., a Delaware corporation (the “Company”) agreed to issue $675,000,000 aggregate principal amount of its 11.75% Senior Secured Notes due 2014 (together with any Additional Notes (as defined in the Indenture), the “Notes”), which are guaranteed by each of the other Grantors;

WHEREAS, the Trustee has been appointed to serve as Collateral Agent under the Indenture and in such capacity, to enter into this Agreement;

WHEREAS, each Grantor will receive substantial benefits from the execution, delivery and performance of its obligations under the Indenture and the Notes and each is, therefore, willing to enter into this Agreement;

WHEREAS, the Grantors are executing and delivering this Agreement pursuant to the terms of the Indenture to induce the Collateral Agent to enter into the Indenture and induce the Noteholders to purchase the Notes; and

WHEREAS, this Agreement is made by the Grantors in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance in full when due of the Obligations;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Collateral Agent hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Control Agreement” means an account control agreement, in form reasonably satisfactory to the Collateral Agent or Sub-Collateral Agent, as applicable, which, in the opinion of the Company, is sufficient to provide the Collateral Agent or Sub-Collateral Agent with (x) in the case of a Deposit Account, “control” over such Deposit Account within the meaning of Section 9-104 of the UCC and (y) in the case of a Securities Account, “control” over such Securities Account within the meaning of Section 9-106 of the UCC, duly executed and delivered by (a) the applicable Grantor, (b) the relevant depositary bank or securities intermediary and (c) the Collateral Agent or Sub-Collateral Agent, as applicable.

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.

“Collateral” has the meaning set forth in Section 2.01.

“Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Company” has the meaning assigned to such term in the preamble hereto.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyright Security Agreement” means any copyright security agreement among the Grantors party thereto and the Collateral Agent, substantially in the form of Exhibit II attached hereto.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” means the Credit Agreement dated as of August 20, 2004, as amended and restated as of April 2, 2009 and effective as of May 11, 2009, and as further amended and restated pursuant to the Second Amendment Agreement dated October 1, 2009.

“Deposit Accounts” shall mean, collectively, with respect to each Grantor, (i) all “deposit accounts” as such term is defined in the UCC and all accounts and sub-accounts relating to any of such accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Excluded Accounts” shall mean, collectively, (a) zero balance disbursement Deposit Accounts, (b) Deposit Accounts which solely hold “trust moneys” to be remitted to governmental authorities, (c) Deposit Accounts and Securities Accounts containing funds deposited solely for self-funded third-party administered employee medical care plans, (d) Deposit Accounts and Securities Accounts established solely to hold cash collateral subject to a Lien permitted by clauses (2), (5), (7) or (29) of the definition of Permitted Liens, (e) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments and (f) other Deposit Accounts for which the average trailing monthly balance in all such accounts covered by this clause (f) is not more than (i) for the period from the Issue Date to the First Deadline, $25.0 million in the aggregate at any time and (ii) thereafter, $15.0 million in the aggregate at any time; provided that if the bank at which any such Deposit Account not excluded by (x) subclause (f)(i) has advised the Company prior to First Deadline that such bank has a policy of general applicability against entering into control agreements with respect to Deposit Accounts similar to such Deposit Account, then amounts on deposit in such Deposit Account shall be excluded from the foregoing calculation until the Second Deadline so long as the Company has notified the Collateral Agent thereof pursuant to an Officers’ Certificate delivered to the Collateral Agent prior to the First Deadline and thereafter uses commercially reasonably efforts to promptly transition amounts on deposit in such Deposit Account to a Deposit Account subject to an Account Control Agreement to the extent necessary to comply with Section 2.04(d) or (y) subclause (f)(i) or (f)(ii) terminates an Account Control Agreement following the effectiveness of such Account Control Agreement, then amounts on deposit in such Deposit Account shall be excluded from the foregoing calculations in such subclauses for so long as the Company has notified the Collateral Agent thereof pursuant to an Officers’ Certificate delivered to the Collateral Agent promptly following such termination and thereafter uses commercially reasonably efforts to promptly transition such amounts on deposit in such Deposit Account to a Deposit Account subject to an Account Control Agreement to the extent necessary to comply with Section 2.04(d).

“Excluded Property” means any of the following assets of the Grantors:

(i) any Excluded Equity Interests;

(ii) any contract or agreement to which any Grantor is a party or any of its rights or interests thereunder if and to the extent that the grant of such security interest therein (1) would violate applicable law, (2) result in the breach or invalidation thereof or (3) result in the unenforceability of any right of any Grantor therein or provide any party thereto with a right of termination or any other remedy that materially increases the costs or burden of any Grantor thereunder with respect thereto (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law); in each case, solely to the extent that such condition exists and to the extent severable, excluding from this clause (ii) (x) any portion of such contract or agreement that does not result in any of the foregoing consequences and (y) any Proceeds of such contract or agreement unless otherwise constituting Excluded Property;

(iii) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(iv) any property subject to any Liens pursuant to any of clauses (10), (13) (to the extent such Lien is a Lien that would have been permitted under clause (10) of the definition of “Permitted Liens” had such Lien been incurred following the Issue Date), (14), (15) or (18) (in the case of clause (18), as it relates to any of the foregoing) of the definition of “Permitted Liens” to the extent and for so long as the documentation relating to such Liens prohibit such property from being Collateral;

(v) any Capital Stock of a Person that is not a Subsidiary of the Company (other than a Permitted Joint Venture) to the extent and for so long as a pledge of such Capital Stock is prohibited by such Person’s organizational documents or any shareholders agreement or joint venture agreement relating to such Capital Stock; and

(vi) any cash collateral securing reimbursement obligations in respect of letters of credit and subject to a Lien permitted by clause (29) of the definition of Permitted Liens;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to above (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to above).

“Excluded Equity Interests” means, collectively, all voting Equity Interests of any Foreign Subsidiary representing more than 65% of the total issued and outstanding voting Equity Interests in such Foreign Subsidiary.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.04.

“First Deadline” means the date that is ninety (90) days after the Issue Date.

“Foreign Pledge Agreement” means, with respect to the Pledged Equity Interests issued by any Significant Foreign Subsidiary, a pledge agreement, debenture or other Security Document securing the Obligations that is governed by the jurisdiction of organization of such Significant Foreign Subsidiary, in form reasonably satisfactory to the Collateral Agent, and which, in the opinion of the Company, is sufficient to create an enforceable security interest in favor of the Collateral Agent for the benefit of the Secured Parties in the Pledged Equity Interests issued by such Significant Foreign Subsidiary under the laws of such jurisdiction.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, hedging agreements and other agreements), Intellectual

Property, Licenses, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” means the Company and the Subsidiary Guarantors.

“Indemnitee” has the meaning assigned to such term in Section 5.03.

“Indenture” has the meaning assigned to such term in the preamble hereto.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation and registrations, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party.

“Mortgage” has the meaning assigned to such term in Section 5.15 hereto.

“Mortgage Policies” has the meaning assigned to such term in Section 5.15 hereto.

“Mortgaged Property” has the meaning assigned to such term in Section 5.15 hereto.

“Noteholders” has the meaning assigned to such term in the preamble hereto.

“Notes” has the meaning assigned to such term in the preamble hereto.

“Notes Documents” means this Agreement, the Indenture, the Notes and the other Security Documents.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements, damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the Indenture, the Notes (including any Additional Notes) and the Security Documents.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor now or hereafter otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patent and Trademark Security Agreement” means any patent and trademark security agreement among the Grantors party thereto and the Collateral Agent, substantially in the form of Exhibit III attached hereto.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States, all issued patents and recordings thereof, and all applications for letters patent of the United States, including issued patents, recordings and pending applications in the United States Patent and Trademark Office, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledged Debt Securities” means (i) debt securities with an aggregate outstanding balance in excess of $500,000 owned by any Grantor, including those listed opposite the name of such Grantor on Schedule II, (ii) any debt securities with an aggregate outstanding balance in excess of $500,000 in the future issued to such Grantor and (iii) the promissory notes and any other instruments evidencing such debt securities; provided, that Pledged Debt Securities shall not include any Excluded Property.

“Pledged Equity Interests” means (a)(i) the shares of capital stock and other Equity Interests owned by any Grantor in the Domestic Subsidiaries and Significant Foreign Subsidiaries, including those listed opposite the name of such Grantor on Schedule II, (ii) any other Equity Interests in Domestic Subsidiaries, Significant Foreign Subsidiaries and Permitted Joint Ventures obtained in the future by any Grantor and (iii) the certificates, if any, representing all such Equity Interests in the Domestic Subsidiaries and Permitted Joint Ventures and, subject to the restrictions set forth herein, the Significant Foreign Subsidiaries; provided that the Pledged Equity Interests shall not include any Excluded Property.

“Pledged Securities” means any stock certificates, unit certificates, membership certificates, promissory notes or other securities now or hereafter included in the Securities Collateral, including all certificates, instruments or other documents representing or evidencing any Securities Collateral.

“Proceeds” has the meaning specified in Section 9-102 of the UCC.

“Related Parties” means, with respect to any specified Person and such Person’s officers, directors, employees, partners, counsel and agents.

“Second Deadline” means the date that is one hundred fifty (150) days after the Issue Date.

“Securities Collateral” means collectively, (a) the Pledged Equity Interests, (b) the Pledged Debt Securities, (c) subject to Section 3.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity Interests and the Pledged Debt Securities and (d) subject to Section 3.05, all rights and privileges of the applicable Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; provided, that Securities Collateral shall not include any Excluded Property.

“Secured Parties” means (a) the Collateral Agent, (b) the Trustee, (c) the Noteholders and (d) the permitted successors and assigns of each of the foregoing.

“Security Documents” means this Agreement, the Foreign Pledge Agreements, the Mortgages, the Account Control Agreements, the Copyright Security Agreements, the Patent and Trademark Security Agreements and each other security agreement or other instrument or document executed and delivered by any Grantor pursuant to this Agreement or the Notes Documents purporting to grant a security interest in favor of the Collateral Agent.

“Security Interest” has the meaning assigned to such term in Section 2.01.

“Sub-Collateral Agent” has the meaning assigned to such term in Section 2.04(d)(iii).

“Subsidiary Guarantors” means (a) the Subsidiary Guarantors identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Guarantor after the Issue Date.

“Title Company” has the meaning assigned to such term in Section 5.15 hereto.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all United States trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in the United States in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Trustee” has the meaning assigned to such term in the preamble hereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.02. Terms Generally.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Indenture. All terms defined in the UCC and not defined in this Agreement or the Indenture have the meanings specified therein; the term “Instrument” shall have the meaning specified in Article 9 of the UCC.

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

Security Interests in Personal Property

SECTION 2.01. Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title and interest in, to or under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment and Goods;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Inventory;

(ix) Commercial Tort Claims described on Schedule IV, as such schedule may be supplemented from time to time pursuant to Section 2.04(c);

(x) all Investment Property;

(xi) all Letter-of-Credit rights;

(xii) all Securities Collateral;

(xiii) all books and records pertaining to the Collateral; and

(xiv) to the extent not otherwise included, Supporting Obligations and all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that in no event shall the Security Interest attach to any property of any Grantor constituting Excluded Property for so long as such property constitutes Excluded Property.

(b) Each Grantor hereby agrees to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that are required to perfect the Security Interest of the Collateral Agent to the extent that the filing of financing statements under the UCC is effective to perfect such Security Interest and to make such amendments and continuations to such filings and supplemental filings as may be required to ensure the perfection of the Security Interest of the Collateral Agent in the Collateral to the extent such Security Interest may be perfected by the filing of financing statement under the UCC. Each Grantor agrees to provide such information and copies of such filings to the Collateral Agent promptly upon request.

Each Grantor hereby also agrees to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary for the purpose of perfecting the Security Interest (to the extent that the filing of such documents with such offices is effective to perfect such Security Interest) granted by each Grantor in any Intellectual Property issued by or registered or applied for with each such office, and naming such Grantor as a debtor and the Collateral Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

(d) Notwithstanding the foregoing, no Grantor shall be required to take any action, other than the filing of financing statements and other actions otherwise specifically required to be taken hereunder, to grant or perfect the Security Interest in (i) any assets located outside the United States, (ii) any leasehold or other non-fee simple interest in any real property and (iii) any motor vehicle, aircraft or other asset subject to certificate of title.

SECTION 2.02. Representations and Warranties. Each Grantor represents and warrants to the Collateral Agent and the Secured Parties that:

(a) Such Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any holder of its Equity Interests or any governmental entity other than any consent or approval that has been obtained.

(b) (i) The Perfection Certificate delivered in connection with this Agreement has been duly executed and the information set forth therein, including the exact legal name of each Grantor, is true and correct in all material respects as of the Issue Date.

(ii) The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Grantors for filing in the proper governmental, municipal or other office in the relevant jurisdiction for each Grantor based on the information provided in such Perfection Certificate (or specified in the supplement to this Agreement delivered to the Collateral Agent pursuant to Section 5.13 of this Agreement in the case of filings, recordings or registrations to be made after the Issue Date), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral in which a security interest may be perfected by filing, recording or registration of financing statements under the UCC, and no other filings, recordings or registrations are necessary in any such jurisdiction to preserve or perfect such security interest, except as provided under applicable law with respect to the filing of continuation statements.

(iii) Fully executed Copyright Security Agreements and Patent and Trademark Security Agreements containing a description of all Collateral consisting of United States Patents and United States registered Trademarks (and Trademarks for which United States applications for registration (excluding “intent-to-use” Trademark applications as described in the definition of Excluded Property) are pending) and United States registered

Copyrights are all that must be delivered for recording to the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three-month period (commencing on the date hereof) pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or the one-month period (commencing on the date hereof) 17 U.S.C. § 205 to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral consisting of Patents, Trademarks and Copyrights in which a security interest may be perfected by recording in the United States Patent and Trademark Office or United States Copyright Office, and no further or subsequent recording is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in paragraph (b)(ii) of this Section (including payment of any applicable fees in connection therewith), a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement pursuant to the Uniform Commercial Code and (iii) subject to the recording of the this Agreement or the agreements described in paragraph (b)(iii) of this Section (including payment of any applicable fees in connection therewith), a perfected security interest in all Collateral in which a security interest may be perfected upon the recording of such fully executed agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three-month period (commencing on the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period (commencing on the date hereof) pursuant to 17 U.S.C. § 205.

SECTION 2.03. Covenants.

(a) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Collateral Agent may reasonably request (it being understood that the Collateral Agent shall have no duty to make any such request), promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules in form and detail satisfactory to the Collateral Agent showing the type and amount of any and all Collateral.

(b) Each Grantor shall, at its own expense, take any and all commercially reasonable actions to defend title to the Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien other than Permitted Liens.

(c) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request (it being understood that the Collateral Agent shall have no duty to make any such request) to assure, preserve, protect and perfect the Security Interest (to the extent perfection can be obtained) and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

(d) At its option (it being understood that the Collateral Agent shall be under no duty to take any action pursuant to this clause (d)), the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted pursuant to the Indenture, and may pay for the maintenance and preservation of the Collateral, to the extent any Grantor fails to do so as required by the Indenture or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within 10 days after written demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any other Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the Notes Documents.

(e) If at any time any Grantor shall take a security interest in any property valued in excess of $1,000,000 of an Account Debtor or any other Person to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Collateral Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(f) Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof.

(g) None of the Grantors shall make or permit to be made an assignment of the Collateral or shall grant any other Lien in respect of the Collateral, except as permitted under the Indenture. Except as otherwise provided by this clause (g), none of the Grantors shall make or permit to be made any transfer of the Collateral, except to the extent permitted under the Indenture.

(h) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to their assets with financially sound and reputable insurance companies which are not Affiliates of any of the Grantors, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties and other assets in localities where the Grantors operate. From time to time upon request (it being understood that the Collateral Agent shall be under no obligation to make any such request), the Grantors shall deliver to the Collateral Agent certificates or other evidence of the effectiveness of such insurance policies and the endorsements described in this clause (h). The Grantors shall use commercially reasonable efforts to cause each such policy with respect to the Collateral to include endorsements (i) showing the Collateral Agent as loss payee, mortgagee or additional insured, as appropriate and (ii) requiring 30 days’ prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, after three days’ written notice to such Grantor, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

(i) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Collateral Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

SECTION 2.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:

(a) Instruments. Except to the extent otherwise provided in Article III, if any Grantor shall at any time hold or acquire any Instruments comprising part of the Collateral (other than (i) Pledged Securities, (ii) any Instrument representing or evidencing Equity Interests of Foreign Subsidiaries and (ii) any other Instrument made by any payor with an outstanding balance equal to or less than $100,000 until such time as the aggregate outstanding balance of all such Instruments made by such payor or any of its Affiliates that are owed to any Grantor exceeds $500,000), such Grantor shall promptly (and in any event within thirty (30) days after such Grantor obtains actual possession of such Instruments) deliver the same to the Collateral Agent, accompanied by a duly endorsed, undated instrument of transfer in blank.

(b) Investment Property. Except to the extent otherwise provided in Article III, if any Grantor shall at any time hold or acquire any certificated securities comprising part of the Collateral (other than (i) Pledged Securities and (ii) securities representing or evidencing Equity Interests of Foreign Subsidiaries), such Grantor shall promptly (and in any event within thirty (30) days after such Grantor obtains actual possession of such securities) deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank.

(c) Commercial Tort Claims. Each Grantor shall promptly notify the Collateral Agent in writing if such Grantor has filed a complaint or a counterclaim in respect of a Commercial Tort Claim seeking damages of $1,000,000 or more, and such writing shall be signed by such Grantor and shall include a summary description of such claim. Schedule IV shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth in such writing.

(d) Deposit Accounts and Securities Accounts.

(i) No later than the First Deadline, the Grantors shall cause each Deposit Account that is not an Excluded Account as of the First Deadline (applying the threshold set forth in subclause (f)(i) of the definition of “Excluded Account”) to be subject to an Account Control Agreement. No later than the Second Deadline, the Grantors shall cause each additional Deposit Account that is not an Excluded Account as of the Second Deadline (applying the threshold set forth in subclause (f)(ii) of the definition of “Excluded Account”) to be subject to an Account Control Agreement. Thereafter, each Grantor shall cause each Deposit Account (other than any Excluded Account) to at all times be subject to an Account Control Agreement.

(ii) The Grantors will use commercially reasonable efforts to cause each Securities Account (other than any Excluded Account) with an average trailing monthly balance in excess of $5.0 million to be subject to an Account Control Agreement.

(iii) At any time, with respect to any Deposit Account or Securities Account that is not subject to an Account Control Agreement, the Grantors may, following consultation with the Collateral Agent, appoint a sub-collateral agent which shall be a bank or trust company with a combined capital and surplus of at least $50.0 million (“Sub-Collateral Agent”) pursuant to a separate agreement among the Grantors and such Sub-Collateral Agent for the purposes of entering into such Account Control Agreement as agent on behalf of the Secured Parties; provided, that each Sub-Collateral Agent shall enter into a supplement to this Agreement with the applicable Grantor that grants a security interest in the Collateral subject to such Account Control Agreement to such Sub-Collateral Agent for the benefit of the Secured Parties. The Company and each Holder of a Note (by its acceptance thereof) hereby agrees that each Sub-Collateral Agent shall be entitled to all indemnitees and limitations on liabilities provided under this Agreement and the Indenture with respect to any matters relating in any way to any Account Control Agreement (and related Deposit Account or Securities Account) entered into by such Sub-Collateral Agent pursuant hereto. A Sub-Collateral Agent may not foreclose on, or withdraw funds from, a Deposit Account or Securities Account that is subject to an Account Control Agreement without the consent of the Collateral Agent. If any Sub-Collateral Agent shall withdraw any money from a Deposit Account or Securities Account that is subject to an Account Control Agreement to which the Sub-Collateral Agent is a party, then such Sub-Collateral Agent shall forthwith first, apply such money to the payment of all costs and expenses incurred by the Sub-Collateral Agent in connection with such Account Control Agreement, including all court costs and the fees and expenses of its agents and legal counsel and any other reasonable out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy under such Account Control Agreement and second, deliver the remainder of such money to the Collateral Agent for application in accordance with Section 4.02 hereof.

(iv) The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any instructions directing the disposition of funds or Securities Entitlement from time to time credited to any Deposit Account or Securities Account or withhold any withdrawal rights from such Grantor with respect to funds from time to time credited to any Deposit Account or Securities Account unless an Event of Default has occurred and is continuing. Each Grantor agrees that once the Collateral Agent sends an instruction or notice to a bank or securities intermediary exercising its control over any Deposit Account or Securities Account subject to an Account Control Agreement such Grantor shall not give any instructions or orders with respect to such Deposit Account or Securities Account including, without limitation, instructions for distribution or transfer of any funds or Securities Entitlement in such Deposit Account or Securities Account. Regardless of whether an Event of Default has occurred and is continuing, neither the Collateral Agent nor any Sub-Collateral Agent shall be under any obligation to provide any “notice of sole control” or similar notice with respect to any Deposit Account or Securities Account that is subject to an Account Control Agreement if the Collateral Agent or such Sub-Collateral Agent reasonably determines that it would face potential liability for which it would not have indemnity, security or prefunding satisfactory to it in its sole discretion against all losses and expenses that could be caused by taking such action.

(e) If any Grantor shall, following the Issue Date, acquire fee simple title to any real property located in the United States with a fair market value as of the date of acquisition of at least $1,000,000, then, unless such real property is subject to a Lien permitted by any of clauses (13), (14), (15) or, to the extent relating to any of the foregoing, (18) of the definition of Permitted Liens, such Grantor shall within 90 days following the date of acquisition thereof deliver a Mortgage in favor of the Collateral Agent to secure the Obligations and use commercially reasonable efforts to deliver other items consistent with those delivered pursuant to Section 5.15 with respect to such real property.

SECTION 2.05. Covenants Regarding Patent, Trademark and Copyright Collateral.

(a) Each Grantor agrees that it will not knowingly do any act or knowingly omit to do any act (and will take steps it deems appropriate in the exercise of its reasonable business discretion to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent that is material to the conduct of such Grantor’s business with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b) Each Grantor (either itself or through its licensees or its sublicensees) will take steps it deems appropriate in the exercise of its reasonable business discretion, for each Trademark material to the conduct of such Grantor’s business, to (i) maintain such Trademark in full force, free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c) Each Grantor (either itself or through its licensees or sublicensees) will take steps it deems appropriate in the exercise of its reasonable business discretion, for each work covered by a Copyright material to the conduct of such Grantor’s business, to continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

(d) If any Grantor, either itself or through any agent, employee, licensee or designee, files an application for any Patent or an application for the registration for any Trademark (excluding “intent-to-use” Trademark applications as described in the definition of Excluded Property) or Copyright with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, it shall promptly inform the Collateral Agent, and execute and deliver a supplement to the Patent Security Agreement, Trademark Security Agreement or Copyright Security Agreement, as applicable, no later than the 45th day following the last day of the Company’s fiscal quarter during which such property was acquired to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright, and file such supplement with the United States Patent and Trademark Office or United States Copyright Office, as applicable.

(e) Each Grantor will take steps it deems appropriate in the exercise of its reasonable business discretion that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if determined as appropriate in the exercise of its reasonable business discretion, to initiate opposition, interference and cancellation proceedings against third parties.

(f) In the event that any Grantor initiates, or engages counsel in connection with, litigation or arbitration regarding any Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business during the continuance of an Event of Default, such Grantor shall promptly notify the Collateral Agent. Each Grantor shall, if determined as appropriate in the exercise of its reasonable business discretion, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are reasonably appropriate under the circumstances to protect such Collateral.

(g) Upon and during the continuance of an Event of Default, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee; provided, that such Grantor shall not be required to pay any additional consideration for such consents or approvals.

ARTICLE III

Certain Provisions Regarding Securities Collateral

SECTION 3.01. Delivery of the Pledged Securities.

(a) Each Grantor agrees promptly, and in any event within thirty (30) days after such Grantor obtains actual possession thereof, to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities.

(b) Each Grantor will use commercially reasonable efforts to cause any Indebtedness for borrowed money in excess of $500,000 owed to such Grantor by any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other appropriate instruments of transfer duly executed in blank, if applicable and (ii) all other property comprising part of the Securities Collateral delivered pursuant to the terms of this Agreement shall be accompanied by undated proper instruments of assignment duly executed in blank by the applicable Grantor.

(d) Each Grantor agrees that if it shall at any time acquire any Pledged Equity Interests of a Significant Foreign Subsidiary that is a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Securities Act), such Grantor shall enter into a Foreign Pledge Agreement in favor of the Collateral Agent with respect to such Pledged Equity Interests. Notwithstanding anything in this Agreement to the contrary, in addition to the filing of financing statements under the UCC with respect to each Grantor, the only actions required to be taken by any Grantor to perfect in the Pledged Equity Interests issued by any Significant Foreign Subsidiary which have been pledged pursuant to any Foreign Pledge Agreement shall be as set forth in such Foreign Pledge Agreement.

SECTION 3.02. Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) as of the Issue Date, Schedule II sets forth a true and complete list, with respect to such Grantor, of (i) all of the Equity Interests in any Subsidiary or Permitted Joint Venture owned by such Grantor constituting Pledged Equity Interests on the Issue Date and the percentage of the issued and outstanding units of each class of such Equity Interests in each such Subsidiary owned by such Grantor on the Issue Date and (ii) all Pledged Debt Securities owned by such Grantor on the Issue Date;

(b) the Pledged Equity Interests and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; provided that the foregoing representations, insofar as they relate to the Pledged Debt Securities issued by a Person other than a Grantor, are made to the knowledge of such Grantor;

(c) except for the security interests granted hereunder and under any Foreign Pledge Agreements, such Grantor (i) is and, subject to any consolidations, dissolutions, mergers, winding-up or other transfers or dispositions permitted by the Indenture, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds such Pledged Securities free and clear of all Liens, other than Liens permitted under the Indenture and transfers granted or made (as applicable) that are not prohibited under the Indenture, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Securities Collateral, other than Liens permitted under the Indenture and transfers granted or made (as applicable) that are not prohibited under the Indenture, and (iv) will defend its title or interest thereto or therein against any and all Liens, other than any Lien permitted under the Indenture, however arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Indenture or securities laws generally, the organizational documents of the Person the Equity Interests of which are part of the Securities Collateral, applicable law, or as otherwise permitted under the Indenture, the Securities Collateral is and will continue to be freely transferable and assignable, none of the Pledged Equity Interests is or will be subject to any option, right of first refusal, shareholders agreement, or charter, by-law, or other organizational document provisions of any nature, and none of the Securities Collateral is or will be subject to any contractual restriction of any nature, in each case, that might prohibit, impair, delay or otherwise affect the pledge of such Securities Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each of the Grantors has the corporate or other applicable organizational power and authority to pledge the Securities Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected by such Grantor hereunder (other than such as have been obtained and are in full force and effect);

(g) upon the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this

Agreement, the Collateral Agent will obtain a legal, valid and perfected first-priority security interest (subject to Liens permitted under the Indenture) in such Pledged Securities to the extent that such security interest may be perfected by the Collateral Agent’s possession of such Pledged Securities under the UCC; and

(h) within thirty (30) days after the Issue Date, the Company shall deliver shall deliver duly endorsed stock certificates representing the Pledged Equity Interests in Blockbuster de México, S.A. de C.V. to the Collateral Agent

SECTION 3.03. Limited Liability Company and Limited Partnership Interests.

(a) Each Grantor acknowledges and agrees that (i) each interest in any limited liability company or limited partnership controlled by such Grantor and pledged hereunder that is represented by a certificate shall be a “security” within the meaning of Article 8 of the UCC and shall be governed by Article 8 of the UCC and (ii) each such interest shall at all times hereafter be represented only by a certificate.

(b) Each Grantor further acknowledges and agrees that (i) the interests in any limited liability company or limited partnership controlled by such Grantor and pledged hereunder that are not represented by a certificate are not “securities” within the meaning of Article 8 of the UCC and (ii) such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC or issue any certificate representing such interest, unless such Grantor provides prior written notification to the Collateral Agent of such election and promptly delivers any such certificate to the Collateral Agent pursuant to the terms hereof.

SECTION 3.04. Registration in Nominee Name; Denominations. After the occurrence and during the continuance of an Event of Default (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent, (b) each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor, and (c) the Collateral Agent, on behalf of the Secured Parties, shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.05. Voting Rights; Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Grantors that their rights under this Section 3.05 are being suspended:

(i) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement and the Indenture; provided that after the occurrence of an Event of Default and during its continuance, such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent under this Agreement or the Indenture;

(ii) the Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above; and

(iii) each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture and applicable laws.

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 3.05, then all rights of any Grantor to dividends, interest, principal or other distributions that a Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.05 shall be suspended, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.05 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be promptly, and in any event within two (2) days, delivered to the Collateral Agent following delivery of the notification referred to above in the same form as so received (with any necessary endorsement, stock powers or other instrument of transfer). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Company has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall revoke its notification of suspension of rights delivered pursuant to this paragraph (b) of this Section 3.05 and shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions actually received by the Collateral Agent, that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.05 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.05, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.05, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and the Company has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall revoke its notification of suspension of voting rights delivered pursuant to paragraph (c) of this Section 3.05.

(d) Any notice given by the Collateral Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.05 (i) may be given by telephone if promptly confirmed in writing pursuant to the terms of the Indenture, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

(e) ULC Subsidiaries. Notwithstanding the grant of the Security Interest, any Grantor that controls any interest (for the purposes of this Section 3.05, “ULC Interests”) in any unlimited liability company (for the purposes of this Section 3.05, “ULC”) pledged hereunder shall remain registered as the sole registered and beneficial owner of such ULC Interests and will remain as the registered and beneficial owner until such time as such ULC Interests are effectively transferred into the name of the Collateral Agent or any other person on the books and records of such ULC. Nothing in this Agreement is intended to or shall constitute the Collateral Agent or any Person as shareholder or member of any ULC until such time as notice is given to such ULC and further steps are taken thereunder so as to register the Collateral Agent or such other Person as the holder of the ULC Interests of such ULC. To the extent any provision hereof would have the effect of constituting the Collateral Agent or any other Person as shareholder or member of a ULC prior to such time, such provision shall be severed herefrom and ineffective with respect to the ULC Interests of such ULC without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral which are not ULC Interests. Except upon the exercise of rights to sell or otherwise dispose of ULC Interests in accordance with the terms of this Agreement, no Grantor shall cause or permit or enable any ULC in which it holds ULC Interests to cause or permit the Collateral Agent to be: (a) registered as a shareholder or a member of such ULC, (b) have any notation entered in its favor in the share register of such ULC, (c) be held out as shareholder or member of such ULC, (d) receive directly or indirectly any dividends, property or other distributions from such ULC by reason of the Collateral Agent holding a security interest in such ULC, (e) act as a shareholder or member of such ULC or (f) exercise any rights of a shareholder or member of such ULC, including the right to attend meeting of, or to vote the shares of, such ULC.

ARTICLE IV

Remedies

SECTION 4.01. Remedies upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC.

SECTION 4.02. Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of Collateral or Mortgaged Property, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent and the Trustee in connection with such collection or sale or otherwise in connection with this Agreement, any other Notes Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Notes Document on behalf of any Grantor and any other reasonable out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Notes Document;

SECOND, to the payment in full of the other Obligations in accordance with the Indenture; and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement and any other Security Documents. Upon any sale of Collateral or Mortgaged Property by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral or Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03. Grant of License to Use Intellectual Property. For the sole purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement upon the occurrence and during the continuance of an Event of Default, each Grantor hereby grants to the Collateral Agent a nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense (subject to, in all cases, the rights of all existing and future licensees and sublicensees under any Licenses) any of the Collateral consisting of Intellectual Property (with respect to Trademarks, subject to reasonable quality control in favor of such Grantor) now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 4.04. Securities Act. In view of the position of the Grantors in relation to the Securities Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Securities Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Securities Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Securities Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Securities Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Securities Collateral, limit the purchasers to those who will agree, among other things, to acquire such Securities Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Securities Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Securities Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 4.05. Registration. Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Collateral Agent desires to sell any of the Securities Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, use commercially reasonable efforts to take or to cause the issuer of such Securities Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Securities Collateral; provided that no Grantor shall be required to exercise such efforts to keep any registration statement relating to any Securities Collateral in effect for more than one (1) year from the date of the first public offering of such Securities Collateral or the portion thereof offered to be sold. Each Grantor further agrees, upon such written request referred to above, to use commercially reasonable efforts to qualify, file or register, or cause the issuer of such Collateral to qualify, file or register, any of the Collateral under the Blue Sky or other securities laws of such states as may be requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 4.05. Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 4.05 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 4.05 may be specifically enforced.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All notices, approvals, requests, demands and other communications hereunder shall (except as otherwise permitted herein) be given in the manner specified in the Indenture.

SECTION 5.02. Waivers; Amendment.

(a) No failure or delay by the Collateral Agent or any Secured Party in exercising any right or power hereunder or under any other Notes Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the Secured Parties hereunder and under the other Notes Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or otherwise modified except pursuant to supplements to Schedule IV contemplated herein and an agreement or agreements in writing entered into by the Collateral Agent as permitted by the Indenture.

SECTION 5.03. Collateral Agent’s Fees and Expenses; Indemnification; Exculpatory Provisions.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable expenses incurred hereunder all reasonable out-of-pocket expenses incurred hereunder including (i) the reasonable fees, charges and disbursements of counsel, in connection with the preparation and administration of the Notes Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Collateral Agent, including the reasonable fees, charges and disbursements of any counsel for the Collateral Agent, in connection with the enforcement or protection of its rights in connection with the Notes Documents, including its rights under this Section 5.03, or in connection with the Notes, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes. Without limitation of its indemnification obligations under the other Notes Documents but subject to Section 7.1 of the Indenture, each Grantor jointly and severally agrees to indemnify the Collateral Agent, the Trustee and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, damages, liabilities and related expenses, including reasonable attorneys’ fees and expenses, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral or Mortgaged Property, whether based on contract, tort or any other theory; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, damages, liabilities or related expenses are incurred through their own willful misconduct or gross negligence, subject to the exceptions provided in Section 7.1(c) of the Indenture.

(b) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Notes Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Notes Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 5.03 shall be payable not later than 10 days after written demand therefor.

(c) The Collateral Agent shall have all the rights, benefits, privileges and indemnities conferred upon it in the Indenture.

SECTION 5.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and permitted assigns.

SECTION 5.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors in the Notes Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Notes Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Notes Documents and the issuance of the Notes, regardless of any investigation made by or on behalf of any Secured Party and notwithstanding that the Collateral Agent or any Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the Issue Date, and shall continue in full force and effect as long as the Notes or any accrued interest on any Note or any fee or any other amount payable under any Notes Document is outstanding and unpaid.

SECTION 5.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission means shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent. No Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as permitted by this Agreement or the Indenture. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 5.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.08. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each of the Grantors hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Notes Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Notes Document shall affect any right that the Collateral Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Notes Document against any Grantor, or its properties in the courts of any jurisdiction.

(c) Each of the Grantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Notes Document in any court referred to in paragraph (b) of this Section 5.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement or any other Notes Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 5.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER NOTES DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

SECTION 5.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other Notes Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Notes Document or any other agreement or instrument relating to the Indenture, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or

(d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement other than payment in full of the Obligations or as otherwise provided in the Indenture.

SECTION 5.12. Termination or Release.

(a) This Agreement, the Security Interest, and all other security interests granted hereby and under any other Security Document shall terminate in full under the circumstances of (x) a discharge as set forth in Section 8.1(a) of the Indenture, (y) a legal defeasance under the Indenture pursuant to the “legal defeasance option” (as defined in Section 8.1(b) of the Indenture) or (z) a covenant defeasance under the Indenture pursuant to the “covenant defeasance option” (as defined in Section 8.1(b) of the Indenture).

(b) With respect to any Subsidiary Guarantor, this Agreement, the Security Interest, and all other security interests granted hereby and under any other Security Document by such Subsidiary Guarantor shall terminate in full under the circumstances set forth in Section 10.2(b) of the Indenture.

(c) All or a portion of the Security Interest and all other security interests granted hereby and by any other Notes Document and the guarantees made herein and therein shall also terminate and be released at the time or times and in the manner set forth in Section 11.3 of the Indenture.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 5.12 shall be without recourse to or warranty by the Collateral Agent.

SECTION 5.13. Additional Subsidiaries. Pursuant to Section 3.14 of the Indenture, each Subsidiary Guarantor that was not in existence or not a Subsidiary Guarantor on the Issue Date is required to enter into this Agreement as a Grantor upon becoming a Subsidiary Guarantor. Upon execution and delivery by the Collateral Agent and a Subsidiary Guarantor of an instrument in the form of Exhibit I hereto, such Subsidiary Guarantor shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.14. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement or any of the Security Documents and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or Mortgaged Property or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral or Mortgaged Property; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral or Mortgaged Property, (d) to send verifications of accounts receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or Mortgaged Property or to enforce any rights in respect of any Collateral or Mortgaged Property; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral or Mortgaged Property; to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (g) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral or Mortgaged Property, and to do all other acts and things necessary to carry out the purposes of this Agreement or any of the Security Documents, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral or Mortgaged Property for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or Mortgaged Property or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own negligence, bad faith or willful misconduct, subject to the exceptions set forth in Section 7.1(c) of the Indenture.

SECTION 5.15. Post-Closing Matters. Within ninety (90) days after the Issue Date, the Company shall (i) cause (in the case of clauses (a) through (d) and clauses (f) through (h) below) and (ii) have used commercially reasonable efforts to cause (in the case of clause (e) below) the Collateral Agent to have received each of the following documents, which shall be in form reasonably satisfactory to the Collateral Agent, to the extent still applicable at the end of such period (it being understood that such documents will be substantially similar to those delivered under the Credit Agreement):

(a) Insurance. Policies or certificates of insurance as required by the Indenture and each Security Document and Mortgage, which policies or certificates shall bear endorsements of the character required by Section 2.03(i) of this Agreement.

(b) Real Property Collateral Documents. A mortgage, deed of trust or deed to secure debt, and an assignment of leases and rents, security agreement and fixture filing (each a “Mortgage”) from the owner or holder of each fee in the real property listed on Schedule V attached to this Agreement (each a “Mortgaged Property”) encumbering each Mortgaged Property in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties executed by the Company or the appropriate Guarantor(s).

(c) Collateral and Certain Corporate Matters Opinions. Opinions, addressed to the Collateral Agent and the Trustee, of local counsel in each of the jurisdictions where Mortgaged Property is located and each Mortgagor entity is organized, covering customary matters (it being understood that such opinions will be substantially similar to those opinions of counsel delivered in connection with the applicable mortgage delivered pursuant to the Credit Agreement for the respective Mortgaged Property).

(d) Mortgages. Fully executed counterparts of Mortgages which Mortgages shall cover the Mortgaged Property, together with evidence that counterparts of all the Mortgages have been delivered to the Title Company (as defined below) for recording in all places to the extent necessary to effectively create a valid and enforceable first priority mortgage lien on each Mortgaged Property in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties, securing the Obligations (provided that in jurisdictions that impose mortgage recording taxes, such Mortgages shall not secure indebtedness in an amount exceeding the fair market value of such Mortgaged Property), subject to Permitted Encumbrances (as defined in each Mortgage).

(e) Title Insurance and Certain Other Matters with respect to Mortgaged Property. With respect to each Mortgage encumbering any Mortgaged Property, (i) a policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) insuring (or committing to insure) the lien of such Mortgage as a valid and enforceable first priority mortgage lien on the Mortgaged Property described therein, in an amount equal to the fair market value allocated to such Mortgaged Property in connection with the applicable mortgage delivered pursuant to the Credit Agreement for the respective Mortgaged Property (such policies collectively, the “Mortgage Policies”) issued by Chicago Title Insurance Company (the “Title Company”), which reasonably assures the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances (it being understood that such Mortgage Policies shall be substantially similar to the title insurance policies delivered in connection with the closing of the Credit Agreement and shall include, as appropriate, to the extent available at commercially reasonable rates, endorsements that are substantially similar to those provided in connection with prior Mortgage Policies delivered in connection with the closing of the Credit Agreement) and (ii) any consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the transaction.

(f) Fixture Filings. To the extent local counsel in any jurisdiction in which Mortgaged Property is located will not opine that the Mortgage will be effective as a financing statement filed as a fixture filing, proper fixture filings under the Uniform Commercial Code on Form UCC-1 for filing under the Uniform Commercial Code in the appropriate jurisdiction in which the Mortgaged Properties are located, desirable to perfect the security interests purported to be created by the Mortgages in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties.

(g) Mortgaged Property Indemnification. With respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably required to induce the Title Company to issue the Mortgage Policy/ies and endorsements contemplated above.

(h) Collateral Fees and Expenses. Evidence reasonably acceptable to the Collateral Agent of payment by the Company of all search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and fixture filings referred to above.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BLOCKBUSTER INC.,

By
Name:
Title:

BLOCKBUSTER CANADA INC.
BLOCKBUSTER DIGITAL TECHNOLOGIES INC.
BLOCKBUSTER DISTRIBUTION, INC.
BLOCKBUSTER GIFT CARD, INC.
BLOCKBUSTER GLOBAL SERVICES INC.
BLOCKBUSTER INTERNATIONAL SPAIN INC. BLOCKBUSTER INVESTMENTS LLC
BLOCKBUSTER VIDEO ITALY, INC.
MOVIELINK, LLC
TRADING ZONE INC., as Subsidiary Guarantors

By:
Name:
Title:

BLOCKBUSTER PROCUREMENT LP, as Subsidiary Guarantor

By:	Blockbuster Distribution, Inc.,
its General Partner

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By
Name:
Title:

EXHIBIT I

SUPPLEMENT NO.      dated as of                     , to the Collateral Agreement dated as of October 1, 2009 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Blockbuster Inc., a Delaware corporation (the “Company”), each subsidiary of the Company from time to time party thereto (each such subsidiary individually a “Grantor” and collectively with the Company, the “Grantors”) and U.S. Bank National Association, a [            ] (“U.S. Bank”), as Collateral Agent (in such capacity, the “Collateral Agent”).

A. Reference is made to the Indenture dated as of October 1, 2009 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, the Subsidiary Guarantors and, U.S. Bank, as Trustee.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture and the Collateral Agreement referred to therein.

C. The Grantors have entered into the Collateral Agreement in order to induce the Collateral Agent to enter into the Indenture and induce the Noteholders to purchase the Notes. Section 5.13 of the Collateral Agreement provides that additional Subsidiary Guarantors of the Company may become Grantors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Indenture to become a Grantor under the Collateral Agreement as consideration for the Notes previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.13 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Grantor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it, if any, as a Grantor thereunder and (b) represents and warrants that the representations and warranties applicable to such Grantor made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment in full of the Obligations (as defined in the Collateral Agreement), does hereby grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties a security interest in all of the New Subsidiary’s right, title and interest in, to or under the Collateral now owned or at any time hereafter acquired by the New Subsidiary. Each reference to a “Grantor” (if applicable) in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission means shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that as of the date hereof (a) set forth on Schedule I attached hereto is a true and correct schedule of all Equity Interests in any Subsidiary owned by the New Subsidiary and (b) set forth under its signature hereto is the true and correct legal name of the New Subsidiary, its jurisdiction of organization, the identifying number, if any, assigned to it by such jurisdiction, and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement and the Indenture shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement as of the day and year first above written.

[Name Of New Subsidiary],

By
Legal Name:
Jurisdiction of Organization:
Identifying Number (if any):
Location of Chief Executive office:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By
Name:
Title:

EQUITY INTERESTS

Issuer	Number and Class of Equity Interests	Percentage of Equity Interests

Schedule I

Subsidiary Guarantors

Blockbuster Inc.

Blockbuster Canada Inc.

Blockbuster Digital Technologies Inc.

Blockbuster Distribution, Inc.

Blockbuster Gift Card, Inc.

Blockbuster Global Services Inc.

Blockbuster International Spain Inc.

Blockbuster Investments LLC

Blockbuster Procurement LP

Blockbuster Video Italy, Inc.

Trading Zone Inc.

Movielink, LLC

Schedule II

Pledged Securities

Pledged Equity Interests

Grantor	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership
Blockbuster Inc.	Blockbuster Canada Inc.	1	100 common stock	100%
	Blockbuster Digital Technologies Inc.	01	1,000 common stock	100%
	Blockbuster Distribution, Inc.	1	100 common stock	100%
	Blockbuster Gift Card, Inc.	C-1	100 common stock	100%
	Blockbuster Global Services Inc.	2	100 common stock	100%
	Blockbuster International Spain Inc.	2	100 common stock	100%
	Blockbuster Investments LLC	2	certificated membership interests	100%
	Blockbuster Video Italy, Inc.	1	100 common stock	100%
	Trading Zone Inc.	1	100 common stock	100%
	Blockbuster UK Limited	3	55,733,492 shares	65%
	Blockbuster de Mexico, S.A. de C.V.	2-A	497,680,670 Acciones de la Serie II	65%
	Blockbuster Entertainment (Ireland) Limited	3	65 shares	65%
Blockbuster Canada Inc.	Blockbuster Canada Co.	4	87,030,362 common shares	65%

Pledged Debt Securities

1.	Intercompany Note dated August 8, 2005, Blockbuster Uruguay Ltda. as maker and Blockbuster Inc. as payee, with an outstanding balance of 8,016,305 Uruguay New Pesos as of August 30, 2009.

2.	Intercompany Note dated August 8, 2005, Blockbuster Argentina, S.A. as maker and Blockbuster Inc. as payee, with an outstanding balance of 699,732 Argentine Pesos as of August 30, 2009.

Schedule III

Patents, Trademarks and Copyrights

1.	Patents and Patent Applications

Owner	Title	Application No./ Filing Date	Patent No./ Issue Date
Blockbuster Inc.	SYSTEM AND METHOD FOR PROVISIONING AUDIOVISUAL WORKS	10842147 5/10/2004	Pending
	SYSTEM AND METHOD FOR FULFILLING A MEDIA REQUEST	11133874 5/19/2005	Pending
	SYSTEM AND METHOD FOR PROCESSING MEDIA REQUESTS	11172731 6/30/2005	Pending
	METHOD AND SYSTEM FOR DELIVERING ON DEMAND, INDIVIDUALLY TARGETED PROMOTIONS	8261909 6/15/1994	5459306 10/17/1995
	NETWORK CONFIGURED FOR DELIVERY OF CONTENT FOR DOWNLOAD TO A RECIPIENT[1]	09827481 4/6/2001	7024466 4/4/2006
	SECURE DIGITAL CONTENT LICENSING SYSTEM AND METHOD[2]	09827469 4/6/2001	7155415 12/26/2006
	NETWORK GEO-LOCATION SYSTEM	10704519 11/6/2003	7200658 4/3/2007

2.	Copyrights and Copyright Applications

Owner	Title / Description	Registration Number	Registration Date
Blockbuster Inc.	BB.FOR —store transaction program	TXU311866	5/13/1987
	NDAILY.FOR — store end-of-day	TXU311867	5/13/1987
	INVENTORY.FOR—store inventory main program	TXU311868	5/13/1987
	FILM.FOR—Store customer database maintenance program	TXU311869	5/13/1987
	REPORT.FOR—Store customer database maintenance program	TXU311870	5/13/1987
	Membership application	TX5208218	5/23/2000
	Tape box insert	TX5244611	5/23/2000
	Movies to Go policy and procedure manual	TXU223424	1/13/1986

[1]	This patent has two title breaks. The Company is in the process of correcting such title breaks.
[2]	This patent has a title break. The Company is in the process of correcting such title break.

3.	Trademarks and Trademark Applications

Owner	Mark	Application No./ Filing Date	Registration No/ Registration Date
Blockbuster Inc.	AMERICA’S FAMILY VIDEO STORE	73752103 9/14/1988	1606783 7/17/1990
Blockbuster Inc.	ANY WAY YOU WANT IT	77694664 3/19/2009	Pending
Blockbuster Inc.	BLOCK BUSTER	73192414 11/7/1978	1131418 2/26/1980
Blockbuster Inc.	BLOCKBUSTER	77453895 4/21/2008	3661761 7/28/2009
Blockbuster Inc.	BLOCKBUSTER	78431836 6/8/2004	2970581 7/19/2005
Blockbuster Inc.	BLOCKBUSTER	74483720 1/28/1994	1868690 12/20/1994
Blockbuster Inc.	BLOCKBUSTER	74452130 10/25/1993	1891727 4/25/1995
Blockbuster Inc.[3]	BLOCKBUSTER	74426588 8/20/1993	1873269 1/10/1995
Blockbuster Inc.	BLOCKBUSTER	74313601 9/14/1992	1771243 5/18/1993
Blockbuster Inc.	BLOCKBUSTER	74235863 1/8/1992	1738553 12/8/1992
Blockbuster Inc.	BLOCKBUSTER	74235862 1/8/1992	1802394 11/2/1993
Blockbuster Inc.	BLOCKBUSTER	73833679 10/25/1989	1601598 6/12/1990
Blockbuster Inc.	BLOCKBUSTER	73684181 9/11/1987	1491589 6/7/1988
Blockbuster Inc.	BLOCKBUSTER ENTERTAINMENT PASS	76281389 7/6/2001	2915473 1/4/2005
Blockbuster Inc.	BLOCKBUSTER FAVORITES	76231436 3/27/2001	2597577 7/23/2002
Blockbuster Inc.	BLOCKBUSTER FLIP CARD	78424645 5/25/2004	2981073 8/2/2005
Blockbuster Inc.	BLOCKBUSTER GAME PASS	78424632 5/25/2004	2981072 8/2/2005
Blockbuster Inc.	BLOCKBUSTER GAME PASS	78452615 7/19/2004	2981186 8/2/2005
Blockbuster Inc.	BLOCKBUSTER GIFTCARD	74641274 3/2/1995	2049663 4/1/1997
Blockbuster Inc.	BLOCKBUSTER KIDS	73835048 10/25/1989	1601492 6/12/1990
Blockbuster Inc.	BLOCKBUSTER KIDS	73752100 9/14/1988	1575714 1/2/1990

[3]	This trademark registration has a title break. The Company is in the process of correcting such title break.

Owner	Mark	Application No./ Filing Date	Registration No/ Registration Date
Blockbuster Inc.	BLOCKBUSTER KIDS	74042304 3/23/1990	1652678 7/30/1991
Blockbuster Inc.	BLOCKBUSTER KIDS	74042303 3/23/1990	1637878 3/12/1991
Blockbuster Inc.	BLOCKBUSTER MEDIA	77355890 12/19/2007	3493765 8/26/2008
Blockbuster Inc.	BLOCKBUSTER MEDIA	77355915 12/19/2007	3493766 8/26/2008
Blockbuster Inc.[4]	BLOCKBUSTER MOVIE PASS	78424626 5/25/2004	2967024 7/12/2005
Blockbuster Inc.	BLOCKBUSTER MOVIE PASS	78452628 7/19/2004	2967198 7/12/2005
Blockbuster Inc.	BLOCKBUSTER NIGHT	78260428 6/10/2003	2953470 5/17/2005
Blockbuster Inc.	BLOCKBUSTER ONDEMAND	77650037 1/15/2009	3666315 8/11/2009
Blockbuster Inc.	BLOCKBUSTER ONLINE	78394660 4/1/2004	2993353 9/6/2005
Blockbuster Inc.	BLOCKBUSTER PREVIOUSLY PLAYED GAMES	76128570 9/14/2000	2852330 6/15/2004
Blockbuster Inc.	BLOCKBUSTER REWARDS	76104432 8/7/2000	2616659 9/10/2002
Blockbuster Inc.	BLOCKBUSTER TOTAL ACCESS	77037455 11/6/2006	Pending
Blockbuster Inc.	BLOCKBUSTER TOTAL ACCESS	77308278 10/19/2007	Pending
Blockbuster Inc.	BLOCKBUSTER VIDEO	74175657 6/11/1991	1723840 10/13/1992
Blockbuster Inc.	BLOCKBUSTER VIDEO	74175658 6/11/1991	1710127 8/25/1992
Blockbuster Inc.	BLOCKBUSTER VIDEO	74175662 6/11/1991	1736470 12/1/1992
Blockbuster Inc.	BLOCKBUSTER VIDEO	73833677 10/25/1989	1603163 6/19/1990

[4]	There was a clerical error during the filing process for this trademark. The Company is in the process of correcting such error.

Owner	Mark	Application No./ Filing Date	Registration No/ Registration Date
Blockbuster Inc.	BLOCKBUSTER VIDEO	74562064 8/17/1994	1962792 3/19/1996
Blockbuster Inc.	BLOCKBUSTER VIDEO	74363905 3/2/1993	1806588 11/23/1993
Blockbuster Inc.	BLOCKBUSTER VIDEO	74175651 6/11/1991	1721375 10/6/1992
Blockbuster Inc.	BLOCKBUSTER VIDEO	74175654 6/11/1991	1721846 10/6/1992
Blockbuster Inc.	BLOCKBUSTER VIDEO	73833741 10/25/1989	1630441 1/1/1991
Blockbuster Inc.	BLOCKBUSTER VIDEO	73833678 10/25/1989	1601597 6/12/1990
Blockbuster Inc.	BLOCKBUSTER VIDEOS	73576902 1/9/1986	1413706 10/14/1986
Blockbuster Inc.	BLOCKBUSTER	75323166 7/11/1997	2175057 7/21/1998
Blockbuster Inc.	BLOCKBUSTER	75223007 1/9/1997	2135572 2/10/1998
Blockbuster Inc.	BLOCKBUSTER.COM	75733099 6/21/1999	2357416 6/13/2000
Blockbuster Inc.	BLOCK-BUSTERS	73723732 4/21/1988	1542484 6/6/1989
Blockbuster Inc.	CARL	78134830 6/11/2002	2771627 10/7/2003
Blockbuster Inc.	CARL & RAY	76453139 9/26/2002	2763900 9/16/2003
Blockbuster Inc.	CARL & RAY	78097658 12/11/2001	2757530 8/26/2003
Blockbuster Inc.	CIRCUS FRESH	78041865 1/5/2001	2684721 2/4/2003

Owner	Mark	Application No./ Filing Date	Registration No/ Registration Date
Blockbuster Inc.	Design Only	78453544 7/20/2004	2995113 9/13/2005
Blockbuster Inc.	Design Only	74562060 8/17/1994	2022821 12/17/1996
Blockbuster Inc.	Design Only	74225986 11/26/1991	1724470 10/13/1992
Blockbuster Inc.	Design Only	74024372 1/31/1990	1618072 10/16/1990
Blockbuster Inc.	Design Only	74024373 1/31/1990	1623086 11/13/1990
Blockbuster Inc.	Design Only	73834014 10/26/1989	1607739 7/24/1990
Blockbuster, Inc.	Design Only	73833718 10/25/1989	1607738 7/24/1990
Blockbuster Inc.	DVD FREEDOM PASS	76461477 10/24/2002	2763968 9/16/2003
Blockbuster Inc.	ESCAPE IN	77758250 6/12/2009	Pending
Blockbuster Inc.	FILM CADDY	78162449 9/10/2002	2814234 2/10/2004
Blockbuster Inc.	FILMCADDY	78162436 9/10/2002	2824114 3/16/2004
Blockbuster Inc.	GAME FREEDOM PASS	76524433 6/23/2003	2868799 8/3/2004

Owner	Mark	Application No./ Filing Date	Registration No/ Registration Date
Blockbuster Inc.	GAME FREEDOM PASS	76524434 6/23/2003	2904327 11/23/2004
Blockbuster Inc.	GAME RUSH	78285788 8/11/2003	2981932 8/2/2005
Blockbuster Inc.	GAME RUSH	76551497 9/26/2003	3004796 10/4/2005
Blockbuster Inc.	GAMERUSH	78286451 8/12/2003	3004970 10/4/2005
Blockbuster Inc.	GAMES FREEDOM PASS	76461478 10/24/2002	2763969 9/16/2003
Blockbuster Inc.	GO HOME HAPPY	75433141 2/12/1998	2294038 11/23/1999
Blockbuster Inc.	KIDPRINT	74008819 12/7/1989	1667226 12/3/1991
Blockbuster Inc.	LIFE AFTER LATE FEES	78644662 6/6/2005	3095522 5/23/2006
Blockbuster Inc.	M	76975825 6/7/2002	2778608 10/28/2003
Blockbuster Inc.	MAKE IT A BLOCKBUSTER NIGHT	74408844 7/6/1993	1852673 9/6/1994
Blockbuster Inc.	MAKE IT A BLOCKBUSTER...	75112793 6/3/1996	2063182 5/20/1997
Blockbuster Inc.	MOVIE CLIQUE	77323767 11/7/2007	3629427 6/2/2009
Blockbuster Inc.	MOVIE FREEDOM PASS	76461476 10/24/2002	2763967 9/16/2003
Blockbuster Inc.	MOVIE STORE AT YOUR DOOR	78401882 4/14/2004	2982247 8/2/2005
Blockbuster Inc.	MOVIE TRADING CO. BUY SELL MTC	76491578 2/20/2003	2871001 8/10/2004
Blockbuster Inc.	MOVIE TRADING COMPANY	78389266 3/23/2004	2970342 7/19/2005
Blockbuster Inc.	MOVIE TRADING COMPANY	78389234 3/23/2004	2994625 9/13/2005
Blockbuster Inc.	MOVIE TRADING COMPANY EXPRESS	78339670 12/11/2003	2966622 7/12/2005
Blockbuster Inc.	MOVIELINK	76976663 9/17/2001	2867637 7/27/2004
Blockbuster Inc.	MOVIES IN MINUTES	78309121 10/3/2003	2877725 8/24/2004
Blockbuster Inc.	MY Q AT A GLANCE MOVIES IN QUEUE: MANAGE QUEUE	78529735 12/9/2004	3020905 11/29/2005

Owner	Mark	Application No./ Filing Date	Registration No/ Registration Date
Blockbuster Inc.	MY Q	78406672 4/22/2004	3014124 11/8/2005
Blockbuster Inc.	ONLINE RENTING WITHOUT THE WAIT	77037549 11/6/2006	3383942 2/19/2008
Blockbuster Inc.	PAUSE	73754308 9/20/1988	1578172 1/16/1990
Blockbuster Inc.	PLAY IT FLIP IT	78424654 5/25/2004	2964263 6/28/2005
Blockbuster Inc.	PLAYER BLOCKBUSTER	73838828 11/13/1989	1605145 7/3/1990
Blockbuster Inc. .	PLAYER BLOCKBUSTER	73754310 9/20/1988	1545729 6/27/1989
Blockbuster Inc.	PORTA-PLAYER	73752093 9/14/1988	1553293 8/22/1989
Blockbuster Inc.	QUIK DROP	73758736 10/20/1988	1591360 4/10/1990
Blockbuster Inc.	REINVENT THE WAY YOU RENT	78170599 10/3/2002	2805886 1/13/2004
Blockbuster Inc.	RENT. BUY. GAME YOUR WAY	76432711 7/10/2002	2731773 7/1/2003
Blockbuster Inc.	RENTING IS BETTER THAN EVER	78644678 6/6/2005	3093128 5/16/2006
Blockbuster Inc.	REWIND BLOCKBUSTER	73838829 11/13/1989	1605146 7/3/1990

Owner	Mark	Application No./ Filing Date	Registration No/ Registration Date
Blockbuster Inc.	REWIND BLOCKBUSTER	73754306 9/20/1988	1545727 6/27/1989
Blockbuster Inc.	SLO-MO BLOCKBUSTER PAUSE	73754309 9/20/1988	1545728 6/27/1989
Blockbuster Inc.	SLO-MO	73835179 10/31/1989	1601604 6/12/1990
Blockbuster Inc.	STOPPER BLOCKBUSTER	73833681 10/25/1989	1614418 9/18/1990
Blockbuster Inc.	STOPPER BLOCKBUSTER	73754301 9/20/1988	1545726 6/27/1989
Blockbuster Inc.	THAT’S A HOLIDAY WRAP	77544685 8/12/2008	Pending
Blockbuster Inc.	THAT’S A HOLIDAY WRAP	77544665 8/12/2008	Pending
Blockbuster Inc.	WOW! WHAT A DIFFERENCE	73833680 10/25/1989	1600084 6/5/1990
Blockbuster Inc.	WOW! WHAT A DIFFERENCE	73752091 9/14/1988	1540956 5/23/1989
Blockbuster Inc.	YOUTH RESTRICTED VIEWING	73752101 9/14/1988	1600094 6/5/1990

Schedule IV

Commercial Tort Claims

None.

Schedule V

Mortgaged Property

Grantor/ Record Owner	Address[5]	County Recorder’s Office
Blockbuster Inc. (Grantor and Record Owner)	3101 N. State Rd. 7, Margate, FL	Broward County
	862 Folly Rd., Charleston, SC	Charleston County
	1300 S. Pleasantburg Dr., Greenville, SC	Greenville County
	315 SE Greenville Blvd., Greenville, NC	Pitt County
	1787 Cherry Rd., Rock Hill, SC a/k/a 1801 Cherry Road, Rock Hill, SC	York County
	6 Huntsbridge Rd., Greenville, SC	Greenville County
	311 Clarendon Blvd., New Bern, NC a/k/a 3125 Dr. MLK Jr. Blvd, New Bern, NC	Craven County
	2001 Sunset Ave., Rocky Mount, NC	Nash County
	4365 Fayetteville Rd., Lumberton, NC	Robeson County
	2501 E. Franklin Blvd., Gastonia, NC	Gaston County
	209 Blowing Rock Rd., Boone, NC a/k/a 702 Blowing Rock, Boone, NC	Watauga County
	1251 Weldon Rd., Roanoke Rapids, NC a/k/a 1251 Julian R Allsbrook, Roanoke Rapids, NC	Halifax County
	3500 N. Duke St., Durham, NC	Durham County
	4531 Hwy 58, Chattanooga, TN	Hamilton County
	1960 W. Andrew Johnson Hwy, Morristown, TN	Hamblen County
	1333 E. Dixie Hwy, Asheboro, NC a/k/a 1334 E Dixie Hwy, Asheboro, NC	Randolph County
	4044 Capitol Blvd., Raleigh, NC	Wake County
	5402 W. Market St., Greensboro, NC	Guilford County
	5138 John Calhoun Memorial Hwy., Easley, SC	Pickens County
	1510 Martin Luther King Blvd., Houma, LA	Terrebonne Parish
	901 Beckford Dr., Henderson, NC a/k/a 903 Beckford Dr., Henderson, NC	Vance County
	9600 E. Independence Blvd., Matthews, NC	Mecklenburg County
	1024 S. Main St., Kernersville, NC	Forsyth County

[5]

While no representation or warranty is made with respect to the specific accuracy thereof, these addresses represent the location of the applicable Blockbuster store to the best of the Company’s knowledge.

11

Grantor/ Record Owner	Address[5]	County Recorder’s Office
	1213 Selma Rd., Smithfield, NC a/k/a 1213 North Bright Lease Blvd., Smithfield, NC	Johnston County

	2615 Dillard Loop, Lake Charles, LA	Calcasieu Parish

Blockbuster Distribution, Inc. (Grantor and Record Owner)	Wilmeth Rd., McKinney, TX	Collin County

Blockbuster Inc. (Grantor and Record Owner)	3800 Jackson St., Alexandria, LA	Rapides Parish

12